EXHIBIT 99.1

Contacts:	Victor Alhadeff Chairman and CEO Briazz, Inc. 206-694-6350 victor@briazz.com

FOR IMMEDIATE RELEASE

BRIAZZ, INC. Announces Move to OTC Bulletin Board(R)for Continued Listing of Its Securities

SEATTLE – May 30, 2003 – BRIAZZ, INC. (OTC BB: BRZZ), the gourmet grab and go café chain, announced today that it received notice from The Nasdaq Stock Market of the determination by the Nasdaq Listing Qualifications Panel that the Company’s common stock will no longer be listed by The Nasdaq SmallCap Market effective at the opening of business on Monday, June 2, 2003. BRIAZZ’s common stock will be eligible for trading on the Over-the-Counter (OTC) Bulletin Board effective with the opening of business Monday, June 2, 2003. The move to the Over-the-Counter Bulletin Board (OTCBB) is not anticipated to impact the Deutsche Bank lead financing announced on May 29th.

        The OTC Bulletin Board® (OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. Information regarding the OTC Bulletin Board, including stock quotations, can be found at http://www.otcbb.com.

BRIAZZ’s ticker symbol will remain “BRZZ” on the OTC Bulletin Board. However, some Internet quotation services add an “OB” to the end of the symbol and will use “BRZZ.OB” for the purpose of providing stock quotes.

“This decision by Nasdaq was anticipated as previously disclosed in our public filings and does not affect our day-to-day operations.” said Victor D. Alhadeff, BRIAZZ’s Chairman, Chief Executive Officer, Chief Financial Officer and Secretary. “Our primary focus is on building our business toward profitability. We are continuing to make progress toward those goals this quarter, and ultimately the we believe the company’s value will reflect our progress more than where our stock is listed.”

About Briazz
With its first café opened in Seattle in 1995, BRIAZZ now operates 45 cafés near heavy concentrations of office buildings in Chicago, Los Angeles, San Francisco and Seattle. Providing gourmet foods to on-the-go consumers through company-operated cafés, box lunch delivery, corporate accounts and selected wholesale accounts, BRIAZZ features high quality, high taste sandwiches, soups and salads as well as baked goods, fruit and coffee.

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, comments regarding the Company’s future success and the timing and ability of the Company to achieve profitability, if at all. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the Company’s operating results, the ability of the Company to compete successfully, office occupancy, the ability of the Company to maintain current café locations and secure new ones, food and labor costs, operation in only four geographic areas and reliance upon distributors and wholesale customers. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the section entitled “Risk Factors” in Item 1 of our report on Form 10-K, filed on March 31, 2003, and in other filings on file with the SEC, which risk factors are incorporated herein as though fully set forth. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.